UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

 COMMERCIAL VEHICLE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

COMMERCIAL VEHICLE GROUP, INC.
6530 West Campus Oval
New Albany, Ohio 43054
Telephone: (614) 289-5360
May 6, 2005
Dear Stockholder:
      You are cordially invited to attend our 2005 Annual Meeting of Stockholders, which will be held on Monday, June 13, 2005, at 1:00 p.m. (Eastern time) at the Hyatt Regency, 350 North High Street, Columbus, Ohio 43215. With this letter, we have enclosed a copy of our 2004 Annual Report for the fiscal year ended December 31, 2004, notice of annual meeting of stockholders, proxy statement and proxy card. These materials provide further information concerning the annual meeting. If you would like another copy of the 2004 Annual Report, please contact Chad M. Utrup, Vice President of Finance and Chief Financial Officer, and one will be mailed to you.
      At this year’s annual meeting, the agenda includes the election of certain directors and a proposal to ratify the appointment of our independent registered public accounting firm. The Board of Directors recommends that you vote FOR election of the slate of nominees for directors and FOR ratification of appointment of the independent registered public accounting firm. We will also report on current business conditions and our recent developments. Members of the Board of Directors and our executive officers will be present to discuss the affairs of the Company and to answer any questions you may have.
      It is important that your shares be represented and voted at the annual meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.
      We look forward to seeing you at the annual meeting.

Sincerely,

Mervin Dunn
President and Chief Executive Officer

COMMERCIAL VEHICLE GROUP, INC.
6530 West Campus Oval
New Albany, Ohio 43054
Telephone: (614) 289-5360
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 13, 2005
1:00 p.m. Eastern Time
      The 2005 Annual Meeting of Stockholders of Commercial Vehicle Group, Inc. will be held on Monday, June 13, 2005, at 1:00 p.m. (Eastern time), at the Hyatt Regency, 350 North High Street, Columbus, Ohio 43215. The annual meeting is being held for the following purposes:

1. To elect two Class I Directors to serve until the annual meeting of stockholders in 2008 and until their successors are duly elected and qualified or until their earlier removal or resignation (the Board of Directors recommends a vote FOR the nominees named in the attached proxy statement proposal);

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2005 (the Board of Directors recommends a vote FOR this proposal); and

3. To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
      These items are fully discussed in the following pages, which are made part of this notice. Only stockholders of record at the close of business on April 27, 2005, will be entitled to vote at the annual meeting.
      Enclosed with this Notice of Annual Meeting of Stockholders is a proxy statement, related proxy card with a return envelope and our 2004 Annual Report for our fiscal year ended December 31, 2004. The 2004 Annual Report contains financial and other information that is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

By Order of the Board of Directors

Chad M. Utrup
Chief Financial Officer
May 6, 2005
Even if you expect to attend the Annual Meeting, please promptly complete, sign, date and mail the enclosed proxy card. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person if they so desire.

Commercial Vehicle Group, Inc.
6530 West Campus Oval
New Albany, Ohio 43054
Telephone: (614) 289-5360

QUESTIONS AND ANSWERS ABOUT VOTING

Q:	Why did you send me this proxy statement?

A:	This proxy statement is being sent to you because the Company’s Board of Directors is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. This proxy statement includes information required to be disclosed to you in connection with our solicitation of proxies in connection with the annual meeting. Stockholders of record as of the close of business on April 27, 2005 are entitled to vote. This proxy statement is being sent on or about May 6, 2005 to those persons who are entitled to vote at the annual meeting.

Q:	How many votes do I have?

A:	Each share of the Company’s common stock that you own entitles you to one vote.

Q:	How do I vote?

A:	You can vote on matters presented at the annual meeting in two ways:

1. You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, OR

2. You can attend the annual meeting and vote in person.

Q:	How do I vote by proxy?

A:	If you properly fill out your proxy card and send it to us in time to vote, your shares will be voted as you have directed. If you do not specify a choice on your proxy card, the shares represented by your proxy card will be voted for the election of all nominees and for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2005 fiscal year.

Whether or not you plan to attend the annual meeting, we urge you to complete, sign, date and return your proxy card in the enclosed envelope. Returning the proxy card will not affect your right to attend the annual meeting and vote in person.

Q:	How do I vote in person?

A:	If you attend the annual meeting, we will give you a ballot when you arrive.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:	Can I change my vote or revoke my proxy after I have mailed my proxy card?

A:	You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice to the Chief Financial Officer of the Company at our headquarters stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the annual meeting and vote in person. Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote.

Q:	Will there be any matters voted upon at the annual meeting other than those specified in the Notice of Annual Meeting?

A:	The Company’s management does not know of any matters other than those discussed in this proxy statement that will be presented at the annual meeting. If other matters are properly brought before the meeting and the Company does not have notice of these matters a reasonable time prior to the annual meeting, all proxies will be voted in accordance with the recommendations of the Company’s management.

Q:	How are votes counted?

A:	Stockholders of record of the Company’s common stock as of the close of business on April 27, 2005 are entitled to vote at the annual meeting. As of April 27, 2005, there were 17,987,497 shares of common stock outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the annual meeting.

Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your stock will nevertheless be treated as present and entitled to vote. Your stock therefore will be counted in determining the existence of a quorum and, even though you have abstained from voting, will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting, such as the ratification of the appointment of Deloitte & Touche LLP the Company’s independent registered public accounting firm for the 2005 fiscal year.

Under Delaware law, broker “non-votes” are also counted for purposes of determining whether a quorum is present, but are not counted in determining whether a matter requiring a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

Q:	How are proxies being solicited and who pays for the solicitation of proxies?

A:	Initially, the Company will solicit proxies by mail. The Company’s directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. The Company will pay all expenses of solicitation of proxies.

PROXY STATEMENT
      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Commercial Vehicle Group, Inc., a Delaware corporation (“CVG” or the “Company”), of proxies for use in voting at the Annual Meeting of Stockholders scheduled to be held on June 13, 2005 and at any postponement or adjournment thereof. This Proxy Statement and the related proxy card are being mailed to holders of the common stock of CVG, commencing on or about May 6, 2005. References in this Proxy Statement to “we,” “our” or “us” refer to CVG, unless otherwise noted.
Voting and Revocability of Proxies
      When proxies are properly dated, executed and returned, the shares they represent will be voted as directed by the stockholder on all matters properly coming before the annual meeting.
      Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:

1. FOR the nominees for directors named in this Proxy Statement; and

2. FOR the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes.
      In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.
      Returning your completed proxy will not prevent you from voting in person at the annual meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to the Chief Financial Officer of the Company prior to the annual meeting or by submission of a later-dated proxy.
      At the annual meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the stockholders’ voting. The presence of a quorum is required to transact the business proposed to be transacted at the annual meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute the necessary quorum for any business to be transacted at the annual meeting. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), properly executed proxies marked “abstain” as well as proxies held in street name by brokers that are not voted on all proposals to come before the annual meeting (“broker non-votes”), will be considered “present” for the purposes of determining whether a quorum has been achieved at the annual meeting.
      The two nominees for director receiving the greatest number of votes cast at the annual meeting in person or by proxy shall be elected. Consequently, any shares of common stock present in person or by proxy at the annual meeting but not voted for any reason have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. All other matters to be considered at the annual meeting require the favorable vote of a majority of the shares entitled to vote at the meeting either in person or by proxy. Stockholders have no right to cumulative voting as to any matter, including the election of directors. If any proposal at the annual meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under the DGCL and therefore have the effect of a vote against such proposal. Broker non-votes in respect to any proposal are not counted for purposes of determining whether such proposal has received the requisite approval under the DGCL.
Record Date and Share Ownership
      Only stockholders of record of the common stock on the books of the Company at the close of business on April 27, 2005 will be entitled to vote at the annual meeting. On that date, we had 17,987,497 shares of common stock outstanding. A list of our stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at our headquarters for a period of ten (10) days prior to the meeting. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
      The Board is currently comprised of six directors, two of whom are “independent,” as defined in Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (NASD) listing standards. The Board is currently divided into three classes and the term of each class expires in a different year. At the annual meeting, two directors are to be elected as members of Class I to serve until the annual meeting in 2008 and until their successors are elected and qualified or until their earlier removal or resignation. The Board has nominated two nominees set forth below, each of whom has agreed to serve as a director if elected and each of whom has been nominated by the Nominating and Corporate Governance Committee. Each nominee currently serves as a director of CVG. In the event any nominee is unable or unwilling to serve as a director at the time of the annual meeting (which events are not anticipated), the persons named on the enclosed proxy card may substitute another person as a nominee or may add or reduce the number of nominees to such extent as they shall deem advisable.
      Subject to rights of holders of any series of preferred stock to fill newly created directorships or vacancies, any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification or removal for cause shall be filled by the Board provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.
      Information regarding our director nominees and our directors not subject to reelection at the annual meeting is set forth below:

Name	Age	Position

Scott D. Rued(2)(3)	48	Chairman and Director
Mervin Dunn	51	President, Chief Executive Officer and Director
S.A. Johnson(1)	64	Director
David R. Bovee(1)(2)(3)(4)	55	Director
Eric J. Rosen	44	Director
Richard A. Snell(1)(2)(3)(4)	63	Director

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Independent Director as defined in Rule 4200(a)(15) of the NASD listing standards.
      There are no family relationships between or among any of our directors or executive officers. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.
Class I Directors — Director Nominees
      David R. Bovee has served as a Director since October 2004. Mr. Bovee served as Vice President and Chief Financial Officer of Dura Automotive Systems, Inc. (“Dura”) from January 2001 to March 2005 and from November 1990 to May 1997. From May 1997 until January 2001, Mr. Bovee served as Vice President of Business Development. Mr. Bovee also served as Assistant Secretary for Dura. Prior to joining Dura, Mr. Bovee served as Vice President at Wickes in its Automotive Group from 1987 to 1990.
      Scott D. Rued has served as a Director since February 2001 and Chairman since April 2002. Since September 2003, Mr. Rued has served as a Managing Partner of Thayer Capital Partners (“Thayer”). Prior to joining Thayer, Mr. Rued served as President and Chief Executive Officer of Hidden Creek Industries

(“Hidden Creek”) from May 2000 to August 2003. From January 1994 through April 2000, Mr. Rued served as Executive Vice President and Chief Financial Officer of Hidden Creek. Mr. Rued is presently the Chairman and a Director of Dura Automotive Systems, Inc., a manufacturer of driver control systems, window systems and door systems for the global automotive industry.
Class II Directors
      Mervin Dunn has served as our President and Chief Executive Officer since June 2002, and prior thereto served as the President of Trim Systems, commencing upon his joining us in October 1999. From 1998 to 1999, Mr. Dunn served as the President and Chief Executive Officer of Bliss Technologies, a heavy metal stamping company. From 1988 to 1998 Mr. Dunn served in a number of key leadership roles at Arvin Industries, including Vice President of Operating Systems (Arvin North America), Vice President of Quality, and President of Arvin Ride Control. From 1985 to 1988, Mr. Dunn held several key management positions in engineering and quality assurance at Johnson Controls Automotive Group, an automotive trim company, including Division Quality Manager. From 1980 to 1985, Mr. Dunn served in a number of management positions for engineering and quality departments of Hyster Corporation, a manufacturer of heavy lift trucks.
      S.A. (“Tony”) Johnson has served as a Director since September 2000. Mr. Johnson served as the Chairman of Hidden Creek from May 2001 to May 2004 and from 1989 to May 2001 was its Chief Executive Officer and President. Prior to forming Hidden Creek, Mr. Johnson served from 1985 to 1989 as Chief Operating Officer of Pentair, Inc., a diversified industrial company. Mr. Johnson is also Chairman and Director of Tower Automotive, Inc., and a Director of J.L. French Automotive Castings, Inc.
      The terms of Messrs. Dunn and Johnson expire at the 2006 Annual Meeting.
Class III Directors
      Eric J. Rosen has served as a Director since August 2004. Mr. Rosen has served as a partner at MSD Capital, L.P., a New York based investment firm, since March 2005. Prior to joining MSD Capital, Mr. Rosen served as Managing Director of Onex Investment Corp., an affiliate of Onex Corporation, a diversified industrial corporation from 1994 to March 2005. Mr. Rosen served as a Vice President of Onex Investment Corp. from 1989 to 1994. Prior thereto, Mr. Rosen was employed in the merchant banking group at Kidder, Peabody & Co. from 1987 to 1989. Mr. Rosen also currently serves as a Director of J.L. French Automotive Castings, Inc. and DRS Technologies, Inc.
      Richard A. Snell has served as a Director since August 2004. Mr. Snell has served as an Operating Partner at Thayer Capital Partners since 2003. Prior to joining Thayer, Mr. Snell was a consultant from 2000 to 2003 and prior thereto, served as Chairman and Chief Executive Officer of Federal-Mogul Corporation, an automotive parts manufacturer, from 1996 to 2000 and prior to that, as Chief Executive Officer of Tenneco Automotive, also an automotive parts manufacturer. Mr. Snell currently serves on the board of Schneider National, Inc.
      The terms of Messrs. Rosen and Snell expire at the 2007 Annual Meeting.
Director Compensation
      Directors who are not our employees or who are not otherwise affiliated with us or our principal stockholders receive an annual retainer of $50,000 and are reimbursed for their out-of-pocket expenses incurred in connection with board participation. Compensation arrangements for independent directors established by our board may be in the form of cash payments and/or option grants.
About the Board and its Committees
      Meetings of the Board and its Committees. The Board held three meetings during fiscal 2004. The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each director is expected to attend each meeting of the Board and those committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. Each of the directors attended 75% or more of the total number of meetings of the Board and those committees on which he served during the last fiscal year.
      Audit Committee. Our audit committee is comprised of Messrs. Bovee (Chairman), Rued and Snell, of whom, Mr. Snell and Mr. Bovee are independent, as independence is defined by Rule 4200(a)(15) of the NASD listing standards. Mr. Bovee has been named as our “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K. The audit committee is responsible for: (1) the appointment, compensation, retention and oversight of the work of the independent auditors engaged for the purpose of preparing and issuing an audit report; (2) reviewing the independence of the independent auditors and taking, or recommending that our Board of Directors take, appropriate action to oversee their independence; (3) approving, in advance, all audit and non-audit services to be performed by the independent auditors; (4) overseeing our accounting and financial reporting processes and the audits of our financial statements; (5) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; (6) engaging independent counsel and other advisers as the audit committee deems necessary; (7) determining compensation of the independent auditors, compensation of advisors hired by the audit committee and ordinary administrative expenses; (8) reviewing and assessing the adequacy of our formal written charter on an annual basis; and (9) handling such other matters that are specifically delegated to the audit committee by our Board of Directors from time to time. Our Board of Directors adopted a written charter for our audit committee, which is posted on our web site. Deloitte & Touche LLP currently serves as our independent registered public accounting firm. The audit committee met two times during fiscal 2004 following its inception in August 2004.
      Compensation Committee. Our compensation committee is comprised of Messrs. Bovee, Johnson and Snell (Chairman), of whom, Mr. Snell and Mr. Bovee are independent, as independence is defined by Rule 4200(a)(15) of the NASD listing standards. The compensation committee is responsible for: (1) determining, or recommending to our Board of Directors for determination, the compensation and benefits of all of our executive officers; (2) reviewing our compensation and benefit plans to ensure that they meet corporate objectives; (3) administering our stock plans and other incentive compensation plans; and (4) such other matters that are specifically delegated to the compensation committee by our Board of Directors from time to time. Our Board of Directors adopted a written charter for our compensation committee, which is posted on our web site. The compensation committee met one time during fiscal 2004 following its inception in August 2004.
      Nominating and Corporate Governance Committee. Our nominating and corporate governance committee is comprised of Messrs. Rued (Chairman), Snell and Bovee, of whom, Mr. Snell and Mr. Bovee are independent, as independence is defined by Rule 4200(a)(15) of the NASD listing standards. The nominating and corporate governance committee is responsible for: (1) selecting, or recommending to our Board of Directors for selection, nominees for election to our Board of Directors; (2) making recommendations to our Board of Directors regarding the size and composition of the board, committee structure and makeup and retirement procedures affecting board members; (3) monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and (4) such other matters that are specifically delegated to the nominating and corporate governance committee by our Board of Directors from time to time. Our Board of Directors adopted a written charter for our nominating and corporate governance committee, which is posted on our web site at www.cvgrp.com. The nominating and corporate governance committee met one time during fiscal 2004 following its inception in August 2004.
      The Nominating and Corporate Governance Committee will consider as potential nominees individuals properly recommended by shareholders. Recommendations concerning individuals proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to Chad M. Utrup, Vice President of Finance and Chief Financial Officer, Commercial Vehicle Group, Inc., 6530 West Campus Oval, New Albany, Ohio 43054. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in the Company’s bylaws.
      Additional “independent” directors will be added prior to the anniversary of our August 2004 initial public offering to replace existing members of our Audit, Compensation and Nominating and Corporate Governance Committees to the extent necessary to comply with the applicable rules and regulations of the SEC and The Nasdaq National Market. The Nominating and Corporate Governance Committee is currently interviewing qualified candidates who meet The Nasdaq National Market listing standards for independence to join the Board of Directors by August 2005.
      The Nominating and Corporate Governance Committee has used, to date, an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Nominating and Corporate Governance Committee and the Board of Directors. Generally, candidates have significant industry experience and have been known to one or more of the Board members. As noted above, the Nominating and Corporate Governance Committee considers properly submitted shareholder recommendations for candidates for the Board. In evaluating candidates for nomination, the Nominating and Corporate Governance Committee will consider the factors it believes to be appropriate, which would generally include the candidate’s personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the rest of the Board of Directors in collectively serving the long-term interests of our shareholders. The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee by officers or directors of the Company or by a shareholder.
      Shareholders and other interested parties may communicate with the Board of Directors, including the independent directors, by sending written communications to the directors c/o Chad M. Utrup, Vice President of Finance and Chief Financial Officer, Commercial Vehicle Group, Inc., 6530 West Campus Oval, New Albany, Ohio 43054. All such communications will be forwarded to the directors.
      The Board of Directors has a policy of expecting members of the Board of Directors to attend the annual meetings of the shareholders.
      Company Code of Ethics. The Board has adopted a Code of Ethics that applies to the Company’s directors, officers and employees. A copy of the Code of Ethics is posted on our web site at www.cvgrp.com. We have also filed a copy of the Code of Ethics with the SEC as an exhibit to our 2004 Annual Report.
      Insider Trading Policy. In connection with our initial public offering, we adopted a corporate policy regarding insider trading and Section 16 reporting that applies to our directors, executive officers and employees. This policy prohibits trading in our common stock under certain circumstances, including while in possession of material, non-public information about us. This policy has limited the opportunities of our new independent directors to purchase shares of our common stock.
Recommendation of the Board
      THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.
PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
      The audit committee has reappointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2005. In making the decision to reappoint the independent registered public accounting firm, the audit committee has considered whether the provision of the non-audit services rendered by Deloitte & Touche LLP is incompatible with maintaining that firm’s independence.

      Stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our by-laws or other applicable legal requirement. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. It is expected that a representative of Deloitte & Touche LLP will be present at the annual meeting, with the opportunity to make a statement if he so desires, and will be available to answer appropriate questions.
      Approval of the proposal to ratify the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting.
Principal Accountant Fees and Services
      For fiscal years 2004 and 2003, the following fees were billed to the Company for the indicated services:

	2004	2003

Audit Fees	$575,000	$388,000
Audit-Related Fees	673,000	—
Tax Fees	521,000	336,000
All Other Fees	—	—

Total Independent Accountant’s Fees	$1,769,000	$724,000

      Audit Fees. Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.
      Audit-Related Fees. Consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and due diligence in connection with acquisitions, attest services that are not required by statute or regulation, and accounting consultations on proposed transactions.
      Tax Fees. Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties, mergers and acquisitions, and international tax planning.
      All Other Fees. Consist of fees for products and services other than the services reported above.
Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm
      The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Preapproval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis. Since August 2004, all audit and non-audit services were approved in accordance with the Company’s pre-approval policies.
Recommendation of the Board
      THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2005 by: (1) each of the executive officers named in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name.
      Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Shares Beneficially Owned

Name of Beneficial Owner	Number	Percentage

5% Stockholders:
Onex American Holdings II LLC and affiliated investors(1)	4,801,576	26.7%
Lord, Abbett & Co. LLC(2)	1,519,803	8.4%
Baird Capital Partners III L.P. and affiliated investors(3)	1,174,465	6.5%
Cramer Rosenthal McGlynn, LLC(4)	1,139,250	6.3%
Alliance Entities(5)	1,052,908	5.9%
Pequot Capital Management, Inc(6)	1,000,000	5.6%
Wachovia Corporation(7)	997,447	5.5%
Directors and Named Executive Officers:
Mervin Dunn(8)	309,966	1.7%
Donald P. Lorraine(9)	72,133	*
Gerald L. Armstrong(10)	82,973	*
James F. Williams(11)	73,454	*
Chad M. Utrup(12)	93,831	*
David R. Bovee	—	—
S.A. Johnson	128,392	*
Scott D. Rued	86,479	*
Eric J. Rosen(13)	1,298,581	7.2%
Richard A. Snell	—	—
All directors and executive officers as a group (11 persons)	2,145,809	11.5%

*	Denotes less than one percent.

(1)	Includes 2,679,514 shares held of record by Onex American Holdings II LLC (“Onex AH”), 117,143 shares held of record by Bostrom Executive Investco LLC, 82,155 shares held of record by CVS Executive Investco LLC, 1,252,166 shares held of record by Onex DHC LLC, 319,633 shares held of record by Onex Advisor III LLC, 54,849 shares held of record by Hidden Creek and an aggregate of 296,116 shares held of record by certain employees and related parties of Onex Corporation or one of its subsidiaries (collectively, the “Onex Stockholders”). Onex AH has voting and dispositive power with respect to all of the shares held by the other Onex Stockholders. Onex AH is an indirect wholly owned subsidiary of Onex Corporation. Mr. Gerald W. Schwartz is the indirect holder of all the issued and outstanding Multiple Voting Shares of Onex Corporation, which are entitled to elect 60% of the members of its Board of Directors and carry such number of votes in the aggregate as represents 60% of the aggregate votes attached to all voting shares of Onex Corporation and is thus an indirect beneficial owner of the shares reported. The address for Onex Corporation and Mr. Schwartz is 161 Bay Street,

P.O. Box 700, Toronto, Ontario M5J 2S1 and the address for Onex AH and the other Onex Stockholders is c/o Onex Investment Corp., 712 Fifth Avenue, New York, New York 10019.

(2)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on February 2, 2005. The address for Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, New Jersey 07302.

(3)	Includes 701,153 shares held by Baird Capital Partners III L.P.; 146,247 shares held by Baird Capital Partners II L.P.; 140,241 shares held by BCP III Affiliates Fund L.P.; 100,043 shares held by BCP III Special Affiliates L.P.; and 86,781 shares held by BCP II Affiliates Fund L.P. Each of these investment funds are controlled, either directly or indirectly, by Robert W. Baird & Co. Incorporated, which is the ultimate beneficial owner of such shares held by these investment funds. The address for Robert W. Baird & Co. Incorporated and each of these investment funds is 777 E. Wisconsin Ave., Milwaukee, Wisconsin 53202.

(4)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on January 22, 2005. The address for Cramer Rosenthal McGlynn, LLC is 520 Madison Avenue, New York, New York 10022.

(5)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on February 14, 2005. The Alliance Entities is comprised of AXA Financial, Inc., which is owned by AXA, which in turn is under the group control of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle. The address for AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurances Mutuelle is 26, rue Drouot, 75009 Paris, France. The address for AXA is 25, avenue Matignon, 75008 Paris, France. The address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(6)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on February 14, 2005. The address for Pequot Capital Management, Inc. is 500 Nyala Farm Road, Westport, Connecticut 06880.

(7)	Information reported is based on a Schedule 13G as filed with the Securities and Exchange Commission on February 3, 2005. The address for Wachovia Corporation is One Wachovia Center, Charlotte, North Carolina 28288.

(8)	Includes 306,664 shares issuable upon exercise of currently exercisable options.

(9)	Includes 72,133 shares issuable upon exercise of currently exercisable options.

(10)	Includes 82,973 shares issuable upon exercise of currently exercisable options.

(11)	Includes 72,133 shares issuable upon exercise of currently exercisable options.

(12)	Includes 91,980 shares issuable upon exercise of currently exercisable options.

(13)	Includes 19,133 shares held by CVS Partners, LP, 27,282 shares held by Bostrom Partners LP and 1,252,166 shares held by Onex DHC LLC. Mr. Rosen is a limited partner of CVS Partners, LP and Bostrom Partners LP and a member of Onex DHC LLC and may be deemed to beneficially own the shares held of record by these entities. Mr. Rosen disclaims beneficial ownership of any securities in which he does not have a pecuniary interest. The address for Mr. Rosen is c/o MSD Capital, L.P., 645 Fifth Avenue, 21st Floor, New York, New York 10022.

EXECUTIVE COMPENSATION AND OTHER MATTERS
General
      Our executive officers are elected by and serve at the discretion of the Board. The following table sets forth information concerning the compensation earned for the last two fiscal years by our chief executive officer and the four other executive officers who were our most highly compensated executive officers in our last fiscal year (collectively, the “Named Executive Officers”).
Summary Compensation Table

						Long Term
						Compensation

	Annual Compensation($)						All Other
						Stock Option	Compensation
Name and Principal Position	Year	Salary	Bonus		Other(1)	Awards (Shares)	($)(2)

Mervin Dunn	2004	330,000	297,442		—	476,664	8,000
President and Chief Executive Officer	2003	314,995	167,872		—	—	4,725
Donald P. Lorraine(3)	2004	250,984	164,925	(4)	—	102,133	—
President — CVG, Europe and Asia	2003	217,261	90,926		—	—	—
Gerald L. Armstrong	2004	230,000	81,532		—	142,973	6,479
President — CVG, Americas	2003	170,000	31,400		—	—	5,100
James F. Williams	2004	172,000	79,137		—	102,133	4,839
Vice President of Human Resources	2003	165,007	84,270		—	—	2,475
Chad M. Utrup	2004	158,500	75,715		—	151,980	5,717
Vice President of Finance and Chief Financial Officer	2003	151,008	74,060		—	—	2,265

(1)	Pursuant to applicable SEC regulations, perquisites and other personal benefits are omitted because they did not exceed the lesser of either $50,000 or 10% of total annual salary and bonus.

(2)	Consists of matching payments under one of our 401(k) plans.

(3)	Amounts paid to Mr. Lorraine for fiscal 2003 have been translated into United States dollars at a rate of $1.6532 = £1.00, the average exchange rate during the year ended December 31, 2003. Amounts paid to Mr. Lorraine for fiscal 2004 have been translated into United States dollars at a rate of $1.8325 = £1.00, the average exchange rate during the year ended December 31, 2004.

(4)	Consists of $73,300 paid in cash and $91,625 contributed to Mr. Lorraine’s pension plan.

Option Grants in Last Fiscal Year
      The following table sets forth information with respect to the grants of stock options to each of the Named Executive Officers during fiscal year ended December 31, 2004. The percentage of total options set forth below is based on an aggregate of 1,509,819 options granted to employees during fiscal 2004. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with SEC rules based on the fair market value of the stock at the time of option grant, and do not represent our estimate or projection of the future stock price.

	Individual Grants

	Number of		% of Total		Fair		Potential Realizable Value at
	Shares of		Options	Exercise	Market		Assumed Annual Rates of
	Common Stock		Granted to	Price	Value on		Stock Price Appreciation
	Underlying		Employees in	Per	Date		for Option Term($)
	Options		Fiscal Year	Share	of Grant	Expiration
	Granted		2004	($)	($)	Date	5%	10%

Mervin Dunn	306,664		20.3	5.54	16.00	4/30/14	1,068,441	2,707,639
	170,000	(1)	11.3	15.84	15.84	10/20/14	1,693,487	4,291,630
Donald P. Lorraine	72,133		4.8	5.54	16.00	4/30/14	251,317	636,886
	30,000	(1)	2.0	15.84	15.84	10/20/14	298,851	757,346
Gerald L. Armstrong	82,973		5.5	5.54	16.00	4/30/14	289,084	732,596
	60,000	(1)	4.0	15.84	15.84	10/20/14	597,701	1,514,693
James F. Williams	72,133		4.8	5.54	16.00	4/30/14	251,317	636,886
	30,000	(1)	2.0	15.84	15.84	10/20/14	298,851	757,346
Chad M. Utrup	91,980		6.1	5.54	16.00	4/30/14	320,465	812,122
	60,000	(1)	4.0	15.84	15.84	10/20/14	597,701	1,514,693

(1)	Options vest in three equal annual installments commencing on the first anniversary of their grant date, October 20, 2004.
Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table sets forth the number of shares common stock subject to options and the value of such options held by each of the Named Executive Officers as of December 31, 2004. The value of the unexercised options has been calculated assuming a per share price of $21.83, which was the closing price of our common stock on December 31, 2004. None of our Named Executive Officers exercised options during 2004.
Aggregated Option Exercises During Last Fiscal Year
and Fiscal Year End Option Values

			Number of Shares Underlying		Value of Unexercised
			Unexercised Options		In-The-Money Options
	Shares		at December 31, 2004		at December 31, 2004($)
	Acquired	Value
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Mervin Dunn	—	—	306,664	170,000	4,995,557	1,018,300
Donald P. Lorraine	—	—	72,133	30,000	1,175,047	179,700
Gerald L. Armstrong	—	—	82,973	60,000	1,351,630	359,400
James F. Williams	—	—	72,133	30,000	1,175,047	179,700
Chad M. Utrup	—	—	91,980	60,000	1,498,354	359,400

Change in Control and Non-Competition Agreements
      We have agreements with each of our Named Executive Officers pursuant to which each is entitled to a severance payment equal to 12 months salary, bonus, medical and outplacement assistance for a period of one year in the event of termination without cause following a change of control.
      We have also entered into non-competition agreements with each of our executive officers pursuant to which each has agreed not to compete with us during the period in which each is employed by us and for a two-year period thereafter.
Employment Agreements
      We have entered into an employment agreement, dated as of May 16, 1997, with Donald P. Lorraine, pursuant to which Mr. Lorraine serves as the President — CVG, Europe and Asia. The employment agreement with Mr. Lorraine continues until terminated by either party, and will automatically terminate under certain circumstances. The employment agreement provides for a base salary that is subject to annual review and a performance related bonus. If within one year of a change of control, Mr. Lorraine resigns, his employment is terminated or there is a material change in his responsibilities, or if we materially breach the employment agreement, Mr. Lorraine will be entitled to receive 24 months’ salary, payable on termination of the employment agreement, and the value of certain of his benefits had the employment agreement continued for a further period of 24 months. The employment agreement contains various customary covenants relating to confidentiality, non-competition and non-solicitation.
      On March 1, 1993, William Gordon Boyd entered into a Service Agreement with Motor Panels (Coventry) PLC. This agreement, which was amended on January 7, 2002 to provide for Mr. Boyd’s relocation from the United Kingdom to the United States, was assumed by us in connection with our acquisition on February 7, 2005 of substantially all of the assets and liabilities related to Mayflower Vehicle System’s North American Commercial Vehicle operations. Pursuant to this agreement, Mr. Boyd serves as the President of our subsidiary, Mayflower Vehicle Systems LLC, for which he is entitled to receive a base salary of $469,376 (subject to annual review) and a bonus. It also provides that Mr. Boyd is entitled to 25 vacation days a year, reimbursement for the cost of renting an apartment or house in the United States and other out of pocket expenses, a country club membership, a company car and six return flights to the United Kingdom a year for social purposes. Mr. Boyd’s employment may be terminated at any time by either party by giving to the other no less than 12 months notice. This agreement also contains customary non-competition and non-solicitation provisions.
2005 Bonus Plan
      On February 1, 2005, our compensation committee adopted the Commercial Vehicle Group, Inc. 2005 Bonus Plan. Pursuant to its terms, participants in the plan will be entitled to receive a bonus for the 2005 fiscal year based upon (1) a bonus percentage assigned to the participant by the compensation committee, (2) the achievement of certain company or business unit performance thresholds and (3) the satisfaction of operating targets related to the participant’s individual responsibilities. Each of our executive officers is eligible to participate in this plan.

Pension Plan
      We sponsor a defined benefit plan that covers certain of our employees in the United Kingdom. The following table illustrates the approximate annual pension benefits payable under this pension plan to Mr. Lorraine, one of our Named Executive Officers. All amounts have been translated into United States dollars at a rate of $1.8325 =£1.00, the average exchange rate during the year ended December 31, 2004.

	Years of Service at Retirement

Compensation	15	20	25	30	35

$ 125,000	31,250	41,667	52,083	62,500	72,917
150,000	37,500	50,000	62,500	75,000	87,500
175,000	43,750	58,333	72,917	87,500	102,083
200,000	50,000	66,667	83,333	100,000	116,667
225,000	56,250	75,000	93,750	112,500	131,250
250,000	62,500	83,333	104,167	125,000	145,833
300,000	75,000	100,000	125,000	150,000	175,000
400,000	100,000	133,333	166,667	200,000	233,333
450,000	112,500	150,000	187,500	225,000	262,500
500,000	125,000	166,667	208,333	250,000	291,667
      Pension benefits are calculated on the basis of one sixtieth of final pensionable salary for each year of service. The definition of final pensionable salary is an average of the best three consecutive salaries in the 10 years prior to retirement. Benefits shown in the table are computed on a straight life annuity (with a 10-year certain term) beginning at age 60 and not subject to any deduction for any other social security benefits. Mr. Lorraine has 24 years of credited service under the plan.
Employee Benefit Plans

Equity Incentive Plan
      In connection with our initial public offering, we adopted our Equity Incentive Plan, which is designed to enable us to attract, retain and motivate our directors, officers, employees and consultants, and to further align their interests with those of our stockholders, by providing for or increasing their ownership interests in our company. Effective April 27, 2005, we amended our equity incentive plan to make certain technical amendments to make the plan compliant with Rule 409A of the Internal Revenue Code. We refer to the Equity Incentive Plan, as amended, as the “Equity Incentive Plan.”
      Administration. The Equity Incentive Plan is administered by the compensation committee. Our board may, however, at any time resolve to administer the Equity Incentive Plan. Subject to the specific provisions of the Equity Incentive Plan, the compensation committee is authorized to select persons to participate in the Equity Incentive Plan, determine the form and substance of grants made under the Equity Incentive Plan to each participant, and otherwise make all determinations for the administration of the Equity Incentive Plan.
      Participation. Individuals who are eligible to participate in the Equity Incentive Plan are our directors (including non-employee directors), officers (including non-employee officers) and employees and other individuals performing services for, or to whom an offer of employment has been extended by, us or our subsidiaries.
      Type of Awards. The Equity Incentive Plan provides for the issuance of stock options, stock appreciation rights, or SARs, restricted stock units, deferred stock units, dividend equivalents, other stock-based awards and performance awards. Performance awards may be based on the achievement of certain business or personal criteria or goals, as determined by the compensation committee.
      Available Shares. An aggregate of 1,000,000 shares of our common stock have been reserved for issuance under the Equity Incentive Plan, subject to certain adjustments reflecting changes in our capitalization. If any grant under the Equity Incentive Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares, or is tendered or withheld as to any shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld shares will thereafter be available for further grants under the Equity Incentive Plan. The Equity Incentive Plan provides that the compensation committee shall not grant, in any one calendar year, to any one participant awards to purchase or acquire a number of shares of common stock in excess of 20% of the total number of shares authorized for issuance under the Equity Incentive Plan.
      Option Grants. Options granted under the Equity Incentive Plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options, as the compensation committee may determine. The exercise price per share for each option is established by the compensation committee, except that the exercise price may not be less than 100% of the fair market value of a share of common stock as of the date of grant of the option. In the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding, the exercise price may not be less than 110% of the fair market value of a share of common stock as of the date of grant of the option.
      Terms of Options. The term during which each option may be exercised is determined by the compensation committee, but if required by the Internal Revenue Code and except as otherwise provided in the Equity Incentive Plan, no option will be exercisable in whole or in part more than ten years from the date it is granted, and no incentive stock option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all of our classes of stock will be exercisable more than five years from the date it is granted. All rights to purchase shares pursuant to an option will, unless sooner terminated, expire at the date designated by the compensation committee. The compensation committee determines the date on which each option will become exercisable and may provide that an option will become exercisable in installments. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the compensation committee. Prior to the exercise of an option and delivery of the shares represented thereby, the optionee will have no rights as a stockholder, including any dividend or voting rights, with respect to any shares covered by such outstanding option. If required by the Internal Revenue Code, the aggregate fair market value, determined as of the grant date, of shares for which an incentive stock option is exercisable for the first time during any calendar year under all of our equity incentive plans may not exceed $100,000.
      Stock Appreciation Rights. SARs entitle a participant to receive the amount by which the fair market value of a share of our common stock on the date of exercise exceeds the grant price of the SAR. The grant price and the term of a SAR will be determined by the compensation committee, except that the price of a SAR may never be less than the fair market value of the shares of our common stock subject to the SAR on the date the SAR is granted.
      Termination of Options and SARs. Unless otherwise determined by the compensation committee, and subject to certain exemptions and conditions, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for us for any reason other than death, disability, retirement or termination for cause, all of the participant’s options and SARs that were exercisable on the date of such cessation will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of such cessation. In the case of death or disability, all of the participant’s options and SARs that were exercisable on the date of such death or disability will remain so for a period of 180 days from the date of such death or disability. In the case of retirement, all of the participant’s options and SARs that were exercisable on the date of retirement will remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of retirement. In the case of a termination for cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for us for any reason, all of the participant’s options and SARs will expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.
      Restricted Stock Units and Deferred Stock Units. The compensation committee is authorized to grant restricted stock units. Each grant shall specify the applicable restrictions on such units and the duration of such restrictions. Restricted stock units are subject to forfeiture in the event of certain terminations of employment prior to the end of the restricted period. A participant may elect, under certain circumstances, to defer the receipt of all or a portion of the shares due with respect to the vesting of restricted stock units, and upon such deferral, the restricted stock units will be converted to deferred stock units. Deferral periods shall be no less than one year after the vesting date of the applicable restricted stock units. Deferred stock units are subject to forfeiture in the event of certain terminations of employment prior to the end of the deferral period. A holder of restricted stock units or deferred stock units does not have any rights as a shareholder except that the participant has the right to receive accumulated dividends or distributions with respect to the shares underlying such restricted stock units or deferred stock units.
      Dividend Equivalents. Dividend equivalents confer the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards or other property equal in value to dividends paid on a specific number of shares of our common stock. Dividend equivalents may be granted alone or in connection with another award, and may be paid currently or on a deferred basis. If deferred, dividend equivalents may be deemed to have been reinvested in additional shares of our common stock.
      Other Stock-Based Awards. The compensation committee is authorized to grant other awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock, under the Equity Incentive Plan. These awards may include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance as a company or any other factors designated by the compensation committee. The compensation committee will determine the terms and conditions of these awards.
      Performance Awards. The compensation committee may subject a participant’s right to exercise or receive a grant or settlement of an award, and the timing of the grant or settlement, to performance conditions specified by the compensation committee. Performance awards may be granted under the Equity Incentive Plan in a manner that results in their qualifying as performance-based compensation exempt from the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code for compensation in excess of $1,000,000 paid to our chief executive officer and our four highest compensated officers. The compensation committee will determine performance award terms, including the required levels of performance with respect to particular business criteria, the corresponding amounts payable upon achievement of those levels of performance, termination and forfeiture provisions and the form of settlement. In granting performance awards, the compensation committee may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals based on one or more business criteria. Business criteria might include, for example, total stockholder return, net income, pretax earnings, EBITDA, earnings per share, or return on investment. A performance award will be paid no later than two and one-half months after the last day of the tax year in which a performance period is completed.
      Amendment of Outstanding Awards and Amendment/ Termination of Plan. The Board of Directors or the compensation committee generally have the power and authority to amend or terminate the Equity Incentive Plan at any time without approval from our stockholders. The compensation committee generally has the authority to amend the terms of any outstanding award under the plan, including, without limitation, to accelerate the dates on which awards become exercisable or vest, at any time without approval from our stockholders. No amendment will become effective without the prior approval of our stockholders if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Internal Revenue Code, under provisions of Section 422 of the Internal Revenue Code or by any listing requirement of the principal stock exchange on which our common stock is then listed. Unless previously terminated by the board or the committee, the Equity Incentive Plan will terminate on the tenth anniversary of its adoption. No termination of the Equity Incentive Plan will materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives theretofore granted under the Equity Incentive Plan.
      On October 20, 2004, options to purchase an aggregate of 598,950 shares of our common stock at an exercise price of $15.84 per share were awarded by the compensation committee under the Equity Incentive

Plan. These options, which expire on October 20, 2014, vest annually in three approximately equal installments starting upon the first anniversary of their issuance. Of the awards granted, options to purchase 350,000 shares of our common stock were issued to our directors and executive officers.

Management Stock Option Plan
      On May 20, 2004, our Board of Directors approved our Management Stock Option Plan, which authorizes the grant of nonqualified stock options to our executives and other key employees. Awards to purchase an aggregate of 910,869 shares of our new common stock were granted on May 20, 2004, at an exercise price of $5.54 per share, to 16 members of our management team (after giving effect to the reclassification and stock split). As modified, such options have a ten-year term, with 100% of such options being currently exercisable. Awards were granted to a participant pursuant to an agreement entered into between us and such person. The provisions of these agreements set forth the types of awards being granted, the total number of shares of common stock subject to the award, the price, the periods during which such award may be exercised and other terms, provisions and limitations approved by our Board of Directors or its designated committee. We do not intend to issue any additional options under this plan.

Other Outstanding Options
      In connection with our merger with Trim Systems, options to purchase 15,000 shares of Trim Systems, Inc.’s common stock at an exercise price of $36.40 per share were converted into options to purchase 57,902 shares of our common stock at an exercise price of $9.43 per share.

401(k) Plans
      We sponsor various tax-qualified employee savings and retirement plans, or 401(k) plans, that cover most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) plans, eligible employees may elect to contribute a minimum of 1% of their annual compensation, up to a maximum amount equal to the lesser of 6% of their annual compensation or the statutorily prescribed annual limit. We may also elect to make a matching contribution to the 401(k) plan in an amount equal to a discretionary percentage of the employee contributions, subject to certain statutory limitations. We announce annually the amount of funds which we will match. Our expenses related to these plans amounted to approximately $463,000, $291,000 and $380,000 in 2004, 2003 and 2002, respectively.
Report of the Compensation Committee on Executive Compensation
      This compensation committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporated this information by reference, and shall not otherwise be deemed filed under such Acts.
      The compensation committee is currently comprised of Messrs. Snell (Chairman), Johnson and Bovee. The compensation committee reviews and approves the compensation of the Chief Executive Officer and all other executive officers, reviews the Company’s compensation policies and programs to ensure they meet corporate objectives and administers our employee benefit plans.
Compensation Philosophy and Review
      The Company’s general compensation philosophy serves three principal purposes:

1. to attract and retain qualified executives who will add to the Company’s long-term success;

2. to link executive compensation to the achievement of the Company’s operational and strategic objectives; and

3. to link executive compensation with each executive’s performance, level of responsibility and overall contribution to the Company’s success.

      In making recommendations to the full Board concerning adjustments to compensation levels, the compensation committee intends to consider the Company’s financial condition and operational performance during the prior year. The compensation committee expects the Company’s executive compensation program to consist of three principal components: (1) base salary; (2) annual bonus; and (3) long-term equity incentives. Set forth below is a discussion as to how the compensation for each of the Company’s executive officers was determined for 2004:
      Base Salary. The determination of the base salary levels was based on a study of executive pay practices at similar companies. This study was conducted by an independent compensation consulting firm. The compensation committee used this data, along with information on each executive’s individual performance and contributions, to set annual base salaries and bonus targets.
      Annual Bonus. Annual bonus targets and actual bonus payments were computed as a percentage of the base salary calculated against specific performance achieved during the year for the entire business.
      Long-Term Equity Incentives. The long-term equity incentive currently utilized by the compensation committee is stock option grants. The compensation committee believes that stock option awards are an effective incentive for the Company’s management to create value for our stockholders since the ultimate value of stock options bears a direct relationship to the market price of the common stock. Executive officers are generally granted stock options on an annual basis. The overall level of options granted to the executive officers is based on an assessment of their impact on the Company’s operating results. In May 2004, the Board of Directors granted options to purchase an aggregate of 910,869 shares of our common stock to 16 members of our management team. The exercise price for such options was $5.54 per share. These options were granted with an exercise price below fair market value in order to reward our senior management team for its success in reducing operating costs, integrating businesses and improving processes through cyclical periods. In addition, in October 2004, the compensation committee approved the grant to our executive officers of options to purchase an aggregate of 350,000 shares of common stock, or 58.4% of the options granted in October 2004 as part of the Company’s annual option grant program. As of March 31, 2005, options to purchase an aggregate of 598,950 shares of common stock were outstanding under the Equity Incentive Plan and options to purchase an aggregate of 968,771 shares of common stock were outstanding from options granted prior to the establishment of the Equity Incentive Plan.
      The foregoing report has been approved by all members of the compensation committee.

Richard A. Snell (Chairman)
David R. Bovee
S.A. Johnson
Compensation Committee Interlocks and Insider Participation
      None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. No interlocking relationship exists between our Board of Directors or the compensation committee of any other company. See “Certain Relationships and Related Transactions — Management Agreements” for a discussion of the relationship between us and Hidden Creek.
Certain Relationships and Related Transactions

Relationships Among Certain Stockholders and Directors
      Mr. S.A. Johnson, who currently serves as a member of our Board of Directors, served as the Chairman of Hidden Creek from May 2001 to May 2004 and as its Chief Executive Officer from 1989 to May 2001. Hidden Creek is a private industrial management company that is a partnership controlled by Onex and is based in Minneapolis, Minnesota. Mr. Scott D. Rued, our current Chairman, served as an executive officer of Hidden Creek from June 1989 through August 2003. Both Mr. Johnson and Mr. Rued are stockholders in a corporation that is the general partner of Hidden Creek. Two of our former directors, Mr. Daniel F. Moorse and Ms. Judith A. Vijums, and Messrs. Rued and Johnson were all general partners in J2R Partners VI and J2R Partners VII and Messrs. Rued and Johnson and Ms. Vijums were general partners of J2R Partners II. These three partnerships invested along with Onex in the acquisitions of Trim Systems, CVS, National and KAB Seating. In connection with the completion of our initial public offering, these partnerships wound up and distributed the shares of common stock they held to their respective partners.

Trim Systems Merger
      On August 2, 2004, we merged one of our wholly owned subsidiaries with and into Trim Systems. Prior to the merger, Trim Systems was owned by certain of our current and former principal stockholders. Pursuant to the merger, the former stockholders of Trim Systems received an aggregate of 2,769,567 shares of our common stock in exchange for their shares of Trim Systems. Certain of our current and former directors, principal stockholders and other affiliated entities were issued shares in this merger as follows:

Name	No. of Shares

Onex and affiliates	2,449,336
J2R Partners II	217,141
Mervin Dunn	3,314
Chad M. Utrup	1,833
James F. Williams	1,326
Daniel F. Moorse	2,106
Scott D. Rued	8,110
Judith A. Vijums	2,690

Investor Stockholders Agreement
      Certain of our stockholders, including certain of our current and former principal stockholders, are party to an investor stockholders agreement. This agreement provided that our Board of Directors would be comprised of: (1) two representatives designated by Hidden Creek, (2) one representative designated by Onex, (3) one representative designated by Baird Capital Partners III L.P. and its affiliates and (4) one representative designated by Norwest Equity Partners VII L.P. Pursuant to the terms of this agreement, each of the parties agreed to vote their common stock as directed by J2R Partners VII on the designation of director representatives, the election of directors and on all other matters submitted to a vote of stockholders. The voting provisions of this agreement automatically terminated in connection with our initial public offering.
      This agreement also generally restricts the transfer of any shares of common stock held by the parties to the agreement by granting certain parties thereto rights of first offer and participation rights in connection with any proposed transfer by any other party, with certain exceptions. In connection with our merger with Trim Systems, substantially all of the prior non-management stockholders of Trim Systems were added as parties to this agreement.

Management Stockholders Agreement
      In connection with our merger with Trim Systems, we entered into a management stockholders agreement with Onex and certain members of Trim Systems’ management. Pursuant to this agreement each management stockholder agreed that, in the event he shall receive an offer to purchase his stock from another management stockholder or a CVG employee (either of whom must be approved by our Board of Directors), CVG (or at CVG’s option, Onex and the other management stockholders) shall have a right of first refusal with respect to the stock to be sold. Notwithstanding the foregoing, a management stockholder may, after the expiration of any relevant lock-up periods, sell up to 5% of his stock in the public market during any 90-day period, up to a maximum of one-third of the stock acquired by such management stockholder prior to such date, subject to a right of first refusal in favor of CVG, Onex and the other management stockholders.

      The agreement further provides, that in the event a management stockholder ceases to be employed fulltime by CVG for any reason, such management stockholder shall be entitled to sell his stock in the public market; provided that, in the event such management stockholder’s employment had terminated due to: (1) retirement, he could sell no more than 75% of his stock during the first year; (2) death or disability, he could sell without restriction; and (3) in all other cases, he could sell no more than 50% of his stock in first year.
      In the event our Board of Directors approves a sale of the Company (other than a public offering of common stock), the parties have agreed that the management stockholders shall have a right to participate in the sale pro rata and that the Company may require each management stockholder to sell his stock to the proposed purchaser. The agreement also provides that in the event we propose to conduct a public offering, the management stockholder’s shall have the right, subject to certain exceptions and limitations, to include their stock in such offering.
      The management stockholders have also agreed to vote their common stock as directed by Onex on the designation of director representatives, the election of directors and on all other matters submitted to a vote of stockholders, and have granted, to the extent permitted by law, the person who is at any time the President of Onex a proxy to vote their common stock, with certain exceptions. The terms of this agreement govern all common stock owned or later acquired by the management stockholders other than shares purchased in the open market.

Registration Agreement
      Certain of our existing stockholders, including certain of our current and former principal stockholders, are party to a registration agreement. This agreement confers upon the parties thereto, who hold the majority of such stockholders’ shares of our common stock, the right to request up to five registrations of all or any part of their common stock on Form S-1 or any similar long-form registration statement or, if available, an unlimited number of registrations on Form S-2 or S-3 or any similar short-form registration statement, each at our expense. This agreement also confers upon Baird Capital Partners III L.P. and its affiliated investors and/or Norwest Equity Partners VII, L.P. the right to request an unlimited number of registrations of all or any part of their common stock on Form S-1 or any similar long-form registration statement or, if available, on Form S-2 or S-3 or any similar short-form registration statement, each at our expense, until such time as such stockholders shall hold less than 10% of the shares of our stock that they held as of October 5, 2000. At present, Onex or its affiliates owns 63% of the shares owned by the parties to this agreement and Baird Capital Partners III L.P. and its affiliated investors and Norwest Equity Partners VII L.P. own 55% and 28%, respectively, of the shares of the common stock they held as of October 5, 2000.
      In the event that the holders of these securities make such a demand registration request, all other parties to the registration agreement will be entitled to participate in such registration, subject to certain limitations. The registration agreement also grants to the parties thereto piggyback registration rights with respect to all other registrations by us and provides that we will pay all expenses related to such piggyback registrations.

Management and Advisory Agreements
      On October 5, 2000, we entered into a management agreement with Hidden Creek, which was amended and restated on March 28, 2003 in connection with the CVS merger. Trim Systems had a similar management agreement with Hidden Creek which terminated in accordance with its terms upon our merger with Trim Systems. Former principals of Hidden Creek have formed Hidden Creek Partners LLC (“HCP”), and that entity entered into an advisory agreement with us on January 1, 2005. Onex has no equity interest in HCP. The advisory agreement with HCP replaced the management agreement with Hidden Creek. Pursuant to the advisory agreement with HCP, HCP agreed to assist in financing activities, strategic initiatives, and acquisitions in exchange for an annual fee of $250,000 (subject to annual increases based on changes in the consumer price index). In addition, we also agreed to pay HCP a transaction fee as compensation for services rendered in transactions that we may enter into from time to time, in an amount to be negotiated between HCP and our chief executive officer or chief financial officer and approved by our Board of Directors. Any future advisory agreement will be subject to the approval of our Board of Directors. In the aggregate, Hidden Creek received $1.1 million, $1.6 million and $1.0 million for services rendered under these agreements and related expenses in 2004, 2003 and 2002, respectively.

Transactions with Significant Stockholders
      On September 30, 2002, we borrowed an aggregate of $2.5 million through the issuance of subordinated promissory notes to certain of our current and former principal stockholders and affiliated entities as follows: Hidden Creek — $1,507,407, Norwest Equity Partners VII L.P. — $622,222, Baird Capital Partners III L.P. and its affiliates — $370,371. These notes bore interest at a rate of 12% per annum and had a maturity date of September 30, 2006. Interest on the notes was payable in kind on a monthly basis.
      On June 28, 2001, Trim Systems Operating Corp. borrowed an aggregate of $7.0 million through the issuance of two promissory notes, one to an affiliate of Onex, for $6.85 million and the other to J2R Partners II-B, LLC, an affiliate of J2R Partners VI and J2R Partners VII, for $0.15 million. Each note bore interest, payable monthly, at a rate of prime plus 1.25% and had a maturity date of June 28, 2006.
      On June 28, 2001, Trim Systems entered into an assignment and waiver agreement with the lenders under its senior credit facility whereby an affiliate of Onex and an affiliate of J2R Partners VI and J2R Partners VII purchased, collectively, a one-third interest in its senior credit facility.
      We used all of the net proceeds from our initial public offering to repay all of our then outstanding subordinated indebtedness and a significant portion of then outstanding senior indebtedness. The table below sets forth the amounts that were paid to certain of our current and former principal stockholders or their affiliates upon the repayment of this indebtedness:

Stockholder	Amount

Onex affiliates	$20,115,772
Hidden Creek	1,857,728
J2R Partners affiliates	499,555
Baird Capital Partners III L.P. and its affiliates	456,445
Norwest Equity Partners VII L.P.	766,826

Total	$23,696,326

Other Affiliate Transactions
      On May 1, 2004, we entered into a Product Sourcing Assistance Agreement with Baird Asia Limited, an affiliate of Baird Capital Partners III L.P. Pursuant to the agreement, Baird Asia Limited will assist us in procuring materials and parts from Asia, including the countries of China, Malaysia, Hong Kong and Taiwan. Baird Asia Limited will receive as compensation a percentage of the price of the materials and parts supplied to us, of at least 2% of the price but not exceeding 10% of the price, to be determined on a case-by-case basis. During 2004, we made payments of approximately $234,000 to Baird Asia Limited under this agreement. Of this amount approximately $7,000 was retained by Baird Asia Limited as its commission under the Product Sourcing Assistance Agreement.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

      Except as otherwise noted, we believe that during our last fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.
Report of the Audit Committee of the Board of Directors
      This audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Acts.
      The audit committee is composed of three directors appointed by the Board, two of whom are independent under applicable NASD listing rules. The audit committee operates under a written charter adopted by the Board in August 2004, a copy of which is attached hereto as Appendix A. The audit committee recommends to the Board of Directors the selection of the Company’s independent registered public accounting firm.
      Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process, and compliance with the Company’s legal and ethics programs. The Company’s independent registered public accounting firm are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuance of a report thereon. The audit committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.
      In this context, the audit committee has met and held discussions separately and jointly with each of management and the independent registered public accounting firm. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”.
      In connection with new standards for independence of the Company’s independent registered public accounting firm promulgated by the SEC, during the Company’s 2004 fiscal year the audit committee considered in advance of the provision of any non-audit services by the Company’s independent registered public accounting firm whether the provision of such services is compatible with maintaining such independence.
      The Company’s independent registered public accounting firm also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and the audit committee discussed with the independent registered public accounting firm the firm’s independence.
      Based on the audit committee’s discussion with management and the independent registered public accounting firm, its review of the representations of management, and the report of the independent registered public accounting firm, the audit committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

David R. Bovee (Chairman)
Scott D. Rued
Richard A. Snell

PERFORMANCE GRAPH
      The following graph compares our cumulative total stockholder return since the date our common stock began trading on The Nasdaq National Market (August 5, 2004) with The Nasdaq National Market Index, the Commercial Vehicle OEM Composite Index and the Commercial Vehicle Supplier Composite Index. The Commercial Vehicle OEM Composite Index consists of the following: Navistar International, PACCAR Inc., Volvo AB, and Wabash National Corp. The Commercial Vehicle Supplier Composite Index includes the following: ArvinMeritor, Inc., Cummins, Inc., Commercial Vehicle Group, Inc., Dana Corporation and Eaton Corporation. The graph assumes that the value of the investment in the Company’s common stock and each index was $100.00 on August 5, 2004.
COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG THE COMMERCIAL VEHICLE OEM COMPOSITE INDEX,
THE COMMERCIAL VEHICLE SUPPLIER COMPOSITE INDEX
AND COMMERCIAL VEHICLE GROUP, INC.

	Aug. 5, 2004	Dec. 31, 2004

CVGI	$100.00	$166.64
The Nasdaq National Market	$100.00	$119.42
Commercial Vehicle OEMs	$100.00	$119.93
Commercial Vehicle Suppliers	$100.00	$123.50
SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION
      Proposals of stockholders intended to be eligible for inclusion in the Company’s proxy statement and proxy card relating to the 2006 annual meeting of stockholders of the Company must be received by the Company on or before the close of business January 6, 2006. Such proposals should be submitted by certified mail, return receipt requested.
      The by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to the Company’s Chief Financial Officer not less than 90 days prior to the first anniversary of the previous year’s annual meeting

(provided that in the event that the annual meeting is scheduled to be held on a date more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to such annual meeting or the tenth day following the public announcement of such meeting) and that such notice must meet certain other requirements, including, with respect to director nominees, it must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). As a result, stockholders who intend to present a proposal at the 2005 annual meeting without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal no later than February 6, 2006 (assuming the date of next year’s annual meeting is not more than 30 days prior to, or more than 60 days after, the anniversary of this year’s annual meeting). The Company’s proxy related to the 2006 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by the Company after such date or any proposal received prior to that date if we advise stockholders in our 2006 proxy statement about the nature of the matter and how management intends to vote on such matter. Any stockholder interested in making such a nomination or proposal should request a copy of the by-laws from the Chief Financial Officer of the Company.
      We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Commission, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Chad M. Utrup, Chief Financial Officer, Commercial Vehicle Group, Inc., 6530 West Campus Oval, New Albany, Ohio 43054. Our Annual Report on Form  10-K can also be downloaded without charge from our website at www.cvgrp.com.
OTHER MATTERS
      We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.
      The directors know of no other matters which are likely to be brought before the annual meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

Chad M. Utrup
Chief Financial Officer
May 6, 2005
      IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

COMMERCIAL VEHICLE GROUP, INC.

ALL SHAREHOLDERS ARE URGED TO VOTE THEIR PROXY AS EARLY AS POSSIBLE.

Please see reverse side for information on voting your proxy by telephone or the Internet.

DETACH HERE	ZCVD52

PROXY

COMMERCIAL VEHICLE GROUP, INC.

6530 West Campus Oval
New Albany, Ohio 43054

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Scott D. Rued and Mervin Dunn and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote as indicated herein all the shares of common stock of Commercial Vehicle Group, Inc. held of record by the undersigned at the close of business on April 27, 2005, at the annual meeting of shareholders to be held on June 13, 2005, or any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

By returning this proxy card you are conferring upon management the authority to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

COMMERCIAL VEHICLE GROUP, INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed
24-hours a day, seven days a week until 11:59 p.m. the day prior to the meeting.

Your vote is important. Please vote immediately.

Vote-by-lnternet Log on to the Internet and go to http://www.eproxyvote.com/cvgi

OR

Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZCVD51

☒	Please mark votes as in this example.	#CVD

1. Election of Class I Directors.

The Board of Directors recommends a vote FOR the nominees listed below.

      Nominees: (01) David R. Bovee and (02) Scott D. Rued

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

For all nominees except as noted above

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Commercial Vehicle Group, Inc. for the fiscal year ending December 31, 2005. The Board of Directors recommends a vote FOR this proposal.	☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in Item 1 above, FOR proposal 2, and with discretionary authority on all other matters that may properly come before the annual meeting or any postponements or adjournments thereof.

Please sign as your name appears hereon. If shares are held jointly, all holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person, indicating where proper, official position or representative capacity.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement is hereby acknowledged.

Signature:	Date:	Signature:	Date: